SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 1, 1998



                         FIRST DEFIANCE FINANCIAL CORP.
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             (Exact name of registrant as specified in its charter)




          OHIO                          0-26850                 34-1803915
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(State or other jurisdiction of   (Commission File No.)  (IRS Employer I.D. No.)
incorporation)




                    601 Clinton Street, Defiance, Ohio 43512
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               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:       (419) 762-5015

                                    FORM 8-K



Item 2.           Acquisition or Disposition of Assets.

                  Exhibit 1. Press Release Announcing Completion of the Acquisition.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



Date:    July 16, 1998                      FIRST DEFIANCE FINANCIAL CORP.




                                            By: /s/ John C. Wahl
                                                ------------------------
                                                John C. Wahl
                                                Senior Vice President,
                                                Chief Financial Officer

                                    EXHIBIT 1

CONTACT: Don C. Van Brackel, Chairman, President and CEO
                  First Defiance Financial Corp.
                  (419) 782-5015

                  Alvin A. Siegal, Chairman and CEO
                  The Leader Mortgage Company
                  (216) 696-8000

           First Defiance Financial Corp. Announces the Completion of the Acquisition of The Leader Mortgage Company

Defiance, Ohio, July 1, 1998 -- First Defiance Financial Corp. (Nasdaq NMS-FDEF) ("First Defiance") today announced that it has completed the acquisition of The Leader Mortgage Company ("Leader"), a privately held, Cleveland, Ohio-based mortgage banking company. Under terms of the agreement, the aggregate purchase price was $39.6 million in cash. The pricing reflects 310% of Leader's March 31, 1998 book value (adjusted for certain journal entries to be recorded at closing) and 8.4 times Leader's pro forma fiscal September 30, 1998 earnings.

Leader will operate as a subsidiary of First Defiance's wholly owned subsidiary, First Federal Savings and Loan ("First Federal"), Defiance, Ohio. Leader will maintain its Cleveland headquarters and continue to operate under The Leader Mortgage Company name. First Defiance does not anticipate any staff or management changes as a result of the merger.

Leader, founded in 1960 by Chairman Alvin A. Siegal, is a mortgage banking company specializing in bond programs for first-time homebuyers. As of June 30, 1998, the company had a total servicing portfolio of approximately 81,000 loans and $4.7 billion. Unaudited earnings for the six months ended March 31, 1998 were $2.1 million. Loan originations for the six months ended March 31, 1998 and fiscal year ended September 30, 1997 were $566 million and $1.1 billion, respectively. The equity of Leader at March 31, 1998, adjusted for certain anticipated closing entries, was $12.8 million. Leader's return on equity for the six months ended March 31, 1998 (annualized and adjusted for certain closing entries) and the fiscal year ended September 30, 1997 were 32.5% and 24.1% respectively.

"We are very happy to announce the completion of this transaction and we look forward to a long and successful relationship," commented Don C. Van Brackel, First Defiance's Chairman and CEO. "First of all, Leader is an excellent performer which has recently achieved outstanding financial results. Second, their niche in the first time home-buyer bond programs has allowed them to grow substantially the last several years. And, most importantly, all of the key members of management will be staying."

"We believe that there will be significant cross-selling potential within Leader's customer base," continued Van Brackel. "We also believe we will have some opportunities with our funding sources to reduce Leader's overall borrowing costs and we also will have an opportunity to take advantage of the substantial escrow deposits that Leader maintains. We also believe the combination of these two institutions will be accretive to First Defiance's net income and earnings per share immediately upon acquisition. We have been seeking opportunities to better leverage our capital base since our conversion from mutual to stock ownership. This transaction will help us to accomplish that objective, and it should result in an enhanced return on equity for First Defiance in the future."

Alvin Siegal, Leader's principal shareholder and its Chairman and CEO added that "Leader is excited about this merger with First Defiance. With an expanded capital base Leader will be in a position to increase its activities in the origination and servicing of residential mortgage loans for first-time homebuyers through the programs in which we operate. Additionally, we believe that the increased capital will allow Leader to expand into states where growth had been limited in the past due to Leader's capital constraints." Mr. Siegal continued, "We are pleased that the operations of Leader will remain intact. We believe that this combination is beneficial for our shareholders, customers and employees."

First Defiance Financial Corp. conducts business primarily through its wholly owned subsidiary, First Federal Savings and Loan, Defiance, Ohio, which is a federally chartered savings and loan association. It currently has eleven full service offices located in five counties in the northwestern corner of Ohio. Total assets at March 31, 1998 were $577 million and stockholders' equity was $102 million. First Defiance was represented in this transaction by Charles Webb & Company, a division of Keefe, Bruyette & Woods. Leader was represented by McDonald & Company Securities, Inc.

This press release may contain certain forward-looking statements regarding the acquisition of Leader, including earnings accretion, which are based on management's current expectations regarding economic, legislative and regulatory issues. The factors which may cause future results to vary materially include, but are not limited to, general economic conditions, changes in interest rates, loan demand, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and, other economic, competitive, regulatory and technological factors affecting each company's operations, pricing, products and services.